Summary of Oral Loan Agreement

On February 12, 2008, pursuant to an oral agreement Robert Chance loaned National Automation Services, Inc. (“NAS”) the principal amount of $35,000.00 with no interest and no repayment date.  On December 19, 2008 NAS made a $15,000.00 partial payment, and on February 4, 2009 it paid the $20,000.00 balance.

     NATIONAL AUTOMATION SERVICES, INC

/s/ Robert Chance

     By /s/ Manuel Ruiz

Robert Chance

          Manuel Ruiz, Secretary